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                                                                    EXHIBIT 4(e)

          AMENDMENT TO THE PEGASUS COMMUNICATIONS RESTRICTED STOCK PLAN

                        (Effective As of March 22, 2000)

         WHEREAS, Pegasus Communications Corporation (the "Company") amended and restated the Pegasus Communications Restricted Stock Plan (the "Plan") generally effective as of December 18, 1998;

         WHEREAS, Section 10 of the Plan provides that the Company may amend the Plan;

         WHEREAS, the Company desires to amend the Plan to increase the number of shares of Class A common stock of the Company available for awards under the Plan;

         NOW, THEREFORE, effective upon obtaining requisite shareholder approval, the first sentence of Section 5 of the Plan is amended to read as follows:

                                    SECTION 5
                                      Stock

         The number of shares of Common Stock that may be subject to Awards under the Plan shall be 750,000 shares, subject to adjustment as hereinafter provided.